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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 24, 2017 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2017.

The Company reported net income of $288,000 for the three months ended June 30, 2017, compared to net income of $252,000 for the three months ended June 30, 2016. Net income for the nine months ended June 30, 2017 was $935,000 compared to net income of $740,000 for the nine months ended June 30, 2016.

The net income per share was $0.05 for the three months ended June 30, 2017 and $0.04 for the three months ended June 30, 2016. The net income per share was $0.16 for the nine months ended June 30, 2017 compared to $0.13 for the nine months ended June 30, 2016.

“Our third quarter produced another strong performance”, stated John Fitzgerald, President and Chief Executive Officer. “Earnings for the third quarter are up 14% on a year over year basis, while our nine-month earnings increased 26% over the prior nine-month period. In addition, during the first nine-months of our current fiscal year, we have reduced our levels of non-performing assets by 13%.”

Mr. Fitzgerald continued, “We are also very pleased to announce that Magyar Bank opened its seventh location during the third quarter. The branch, located in the Tano Mall in Edison, is our second location in New Jersey’s fifth largest city, and we’re excited about the opportunities the new location will bring to the Bank.”

Results from Operations for the Three Months Ended June 30, 2017

Net income increased $36,000, or 14.3%, during the three-month period ended June 30, 2017 compared with the three-month period ended June 30, 2016 due to higher net interest and dividend income, which increased $200,000, and a lower provision for loan losses, which decreased $105,000. Partially offsetting these items was lower non-interest income, which decreased $126,000, and higher non-interest expenses, which increased $82,000.

Net interest and dividend income increased $200,000, or 4.6%, to $4.5 million for the three months ended June 30, 2017 from $4.3 million for the three months ended June 30, 2016. The Company’s net interest margin was unchanged at 3.37% for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016. The yield on interest-earning assets increased 2 basis point to 4.06% for the three months ended June 30, 2017 from 4.04% for the three months ended June 30, 2016 due to higher average balances of interest earning assets and the higher interest rate environment. The cost of interest-bearing liabilities increased 3 basis points to 0.86% for the three months ended June 30, 2017 from 0.83% for the three months ended June 30, 2016. The increase in the cost of interest-bearing liabilities was attributable to higher average balances in higher-cost savings accounts as well as the higher interest rate environment.

Interest and dividend income increased $261,000, or 5.0%, to $5.4 million for the three months ended June 30, 2017 from the three months ended June 30, 2016. The increase was attributable to a $22.9 million, or 4.4%, increase in the average balance of interest-earning assets as well as a 2 basis point increase in the yield on such assets to 4.06% for the quarter ended June 30, 2017 compared with the prior year period. Interest expense increased $61,000, or 7.0%, to $928,000 for the three months ended June 30, 2017 from $867,000 for the three months ended June 30, 2016. The average balance of interest-bearing liabilities increased $14.7 million, or 3.5%, between the two periods, while the cost on such liabilities grew 3 basis points to 0.86% for the quarter ended June 30, 2017 compared with the prior year period.

The provision for loan losses was $315,000 for the three months ended June 30, 2017 compared to $420,000 for the three months ended June 30, 2016. The provision for loan losses decreased during the current period compared with the prior year period due to lower net charge-offs, which decreased $167,000 to $243,000 for the three months ended June 30, 2017 compared with $410,000 for the three months ended June 30, 2016.

Non-interest income decreased $126,000, or 22.0%, to $447,000 during the three months ended June 30, 2017 compared to $573,000 for the three months ended June 30, 2016. The decrease was primarily attributable to lower gains from the sale of loans, which declined $151,000 from the prior year period.

During the three months ended June 30, 2017, non-interest expenses increased $82,000, or 2.0%, to $4.2 million from $4.1 million for the three months ended June 30, 2016. Compensation and benefit expenses increased $132,000, or 6.2%, from the prior year period due to annual merit increases for employees and fewer open employee positions during the current year period. In addition the Bank staffed its seventh retail branch located in Edison, New Jersey, which opened in June 2017. Partially offsetting the increase in compensation and benefit expense were lower expenses from other real estate owned “OREO” and lower FDIC insurance premiums.

The Company recorded tax expense of $210,000 for the three months ended June 30, 2017, compared with $149,000 for the three months ended June 30, 2016. The increase was the result of higher income from operations and an increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options that expired in fiscal year 2017. The effective tax rate for the three months ended June 30, 2017 was 42.2% compared with 37.2% for the three months ended June 30, 2016.

Results from Operations for the Nine Months Ended June 30, 2017

Net income increased $195,000, or 26.4%, to $935,000 during the nine-month period ended June 30, 2017 from $740,000 for the nine-month period ended June 30, 2016 due to higher net interest and dividend income, which increased $1.0 million, or 8.0%. Partially offsetting the higher net interest and dividend income was a higher provision for loan losses, which increased $159,000, lower non-interest income, which decreased $283,000, and higher non-interest expenses, which increased $141,000.

The Company’s net interest margin increased by 12 basis points to 3.36% for the nine months ended June 30, 2017 compared to 3.24% for the nine months ended June 30, 2016. The yield on interest-earning assets increased 12 basis points to 4.04% for the nine months ended June 30, 2017 from 3.92% for the nine months ended June 30, 2016 primarily due to higher average balances of interest earning assets and the higher interest rate environment. The cost of interest-bearing liabilities increased 2 basis points to 0.85% for the nine months ended June 30, 2017 from 0.83% for the nine months ended June 30, 2016. The increase in the cost of interest-bearing liabilities was attributable to higher average balances in higher-cost savings accounts as well as the higher interest rate environment.

Interest and dividend income increased $1.1 million, or 7.5%, to $16.3 million for the nine months ended June 30, 2017 compared to the nine months ended June 30, 2016. The average balance of interest-earning assets increased $24.3 million, or 4.7%, while the yield on such assets increased 12 basis points to 4.04% for the nine months ended June 30, 2017 compared with the prior year period. Interest expense increased $128,000, or 4.9%, to $2.8 million for the nine months ended June 30, 2017 from $2.6 million for the nine months ended June 30, 2016. The average balance of interest-bearing liabilities increased $16.1 million, or 3.9%, between the two periods while the cost on such liabilities grew by 2 basis points to 0.85% for the nine months ended June 30, 2017 compared with the prior year period.

The provision for loan losses was $1.0 million for the nine months ended June 30, 2017 compared to $889,000 for the nine months ended June 30, 2016. Net charge-offs were $719,000 for the nine months ended June 30, 2017 compared to $875,000 for the nine months ended June 30, 2016.

The loan charge-offs during the nine months ended June 30, 2017 resulted primarily from additional write-downs of loans previously deemed impaired. Four non-performing loans totaling $2.3 million were written down by $781,000 for the nine months based on updated valuations of the loans. Of these four loans, three totaling $1.2 million at September 30, 2016 were transferred to OREO. There were loan recoveries totaling $62,000 received during the nine month period.

Non-interest income decreased $283,000, or 17.3%, to $1.4 million for the nine months ended June 30, 2017 compared to the prior year period. The decrease was attributable to lower gains on the sale of assets, which decreased $355,000 to $183,000 for the nine months ended June 30, 2017 from $538,000 for the nine months ended June 30, 2016. Partially offsetting this decrease was a $92,000 increase in service charge income due to higher loan servicing and deposit related fees.

Non-interest expenses increased $141,000, or 1.2%, to $12.2 million during the nine months ended June 30, 2017 compared to the prior year period. Compensation and benefit expenses increased $429,000, or 6.8%, from the prior year period due to annual merit increases for employees and fewer open employee positions during the current year period. In addition the Bank staffed its seventh retail branch located in Edison, New Jersey, which opened in June 2017. Partially offsetting the increase in compensation and benefit expense were lower expenses from OREO and lower FDIC insurance premiums.

The Company recorded tax expense of $670,000 for the nine months ended June 30, 2017, compared with $444,000 for the nine months ended June 30, 2016. The increase was the result of higher income from operations and an increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options that expired in fiscal year 2017. The effective tax rate for the nine months ended June 30, 2017 was 41.7% compared with 37.5% for the nine months ended June 30, 2016.

Balance Sheet Comparison

Total assets increased $3.2 million, or 0.5%, to $587.6 million during the nine months ended June 30, 2017 from $584.4 million at September 30, 2016. The change was primarily attributable to a $10.0 million increase in total loans receivable and $3.1 million increase in investment securities, offset by a $9.1 million decrease in cash and cash equivalents.

Cash and interest bearing deposits with banks decreased $9.1 million, or 41.6%, to $12.7 million at June 30, 2017 from $21.8 million at September 30, 2016 as interest bearing balances with the Federal Reserve Bank were used to fund loan originations and investment security purchases.

Total loans receivable increased $10.4 million during the nine months ended June 30, 2017 to $468.2 million and were comprised of $205.0 million (43.8%) commercial real estate loans, $178.5 million (38.1%) one-to-four family residential mortgage loans, $42.5 million (9.1%) commercial business loans, $18.1 million (3.9%) home equity lines of credit, $17.9 million (3.8%) construction loans and $6.2 million (1.3%) other loans.

Total non-performing loans decreased $1.9 million to $2.3 million at June 30, 2017 from $4.2 million at September 30, 2016. The ratio of non-performing loans to total loans decreased to 0.49% at June 30, 2017 from 0.92% at September 30, 2016.

During the nine months ended June 30, 2017, the allowance for loan losses increased $329,000 to $3.4 million. The allowance for loan losses as a percentage of non-performing loans increased to 147.5% at June 30, 2017 compared with 72.6% at September 30, 2016. At June 30, 2017 the Company’s allowance for loan losses as a percentage of total loans was 0.72% compared with 0.67% at September 30, 2016. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities increased $3.1 million to $61.3 million at June 30, 2017 from $58.2 million at September 30, 2016. The Company purchased $10.1 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $6.5 million, and experienced a $237,000 reduction in the mark-to-market value of its available-for-sale portfolio.

OREO decreased $242,000 to $11.8 million at June 30, 2017 from $12.1 million at September 30, 2016. The decrease was due to the sale of 6 properties totaling $1.2 million and valuation allowances totaling $218,000. Offsetting this decrease was the addition of three properties totaling $1.2 million resulting from foreclosure of collateral securing non-performing loans and $34,000 in improvements to existing properties.

Total deposits increased $7.1 million, or 1.4%, to $499.8 million during the nine months ended June 30, 2017. The increase in deposits occurred in savings accounts, which increased $8.9 million, or 8.9%, to $109.6 million, money market accounts, which increased $1.8 million, or 1.6%, to $116.3 million, and certificates of deposit (including individual retirement accounts), which increased $699,000, or 0.5%, to $134.7 million. Offsetting these increases were decreases in interest-bearing checking accounts, which decreased $2.3 million, or 4.7%, to $46.7 million and in non-interest bearing checking accounts, which decreased $2.0 million, or 2.1%, to $92.5 million.

Included with the total deposits at June 30, 2017 and September 30, 2016 were $13.9 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances decreased $4.1 million to $31.9 million at June 30, 2017 from $36.0 million at September 30, 2016. Deposit inflows were used to repay long-term advances during the nine month period.

The Company did not repurchase any shares during the nine months ended June 30, 2017. Through June 30, 2017, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.35 at June 30, 2017 from $8.20 at September 30, 2016. The increase was due to the Company’s results of operations for the nine months ended June 30, 2017.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Income Statement Data:
Interest and dividend income	$5,447	$5,186	$16,288	$15,156
Interest expense	928	867	2,753	2,625
Net interest and dividend income	4,519	4,319	13,535	12,531
Provision for loan losses	315	420	1,048	889
Net interest and dividend income after
provision for loan losses	4,204	3,899	12,487	11,642
Non-interest income	447	573	1,352	1,635
Non-interest expense	4,153	4,071	12,234	12,093
Income before income tax expense	498	401	1,605	1,184
Income tax expense	210	149	670	444
Net income	$288	$252	$935	$740

Per Share Data:
Basic earnings per share	$0.05	$0.04	$0.16	$0.13
Diluted earnings per share	$0.05	$0.04	$0.16	$0.13
Book value per share, at period end	$8.35	$8.16	$8.35	$8.16

Selected Ratios (annualized):
Return on average assets	0.20%	0.18%	0.21%	0.17%
Return on average equity	2.40%	2.15%	2.57%	2.08%
Net interest margin	3.37%	3.37%	3.36%	3.24%

	June 30,	September 30,
	2017	2016
Balance Sheet Data:
Assets	$587,567	$584,377
Loans receivable	468,462	458,087
Allowance for loan losses	3,385	3,056
Investment securities - available for sale, at fair value	10,243	5,234
Investment securities - held to maturity, at cost	51,073	52,934
Deposits	499,772	492,650
Borrowings	31,905	36,040
Shareholders' Equity	48,625	47,725

Asset Quality Data:
Non-performing loans	$2,295	$4,207
Other real estate owned	11,840	12,082
Total non-performing assets	14,135	16,289
Allowance for loan losses to non-performing loans	147.49%	72.64%
Allowance for loan losses to total loans receivable	0.72%	0.67%
Non-performing loans to total loans receivable	0.49%	0.92%
Non-performing assets to total assets	2.41%	2.79%
Non-performing assets to total equity	29.07%	34.13%